SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
            Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant [x ]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:
[ ]Preliminary Proxy Statement     [ ]Confidential, for Use of
                                      the Commission Only (as
                                      permitted

by Rule 14a-6(e)(2))
[ x] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material pursuant to Rule 14a-11(c) or Rule
14a-12

                   RICHARDSON ELECTRONICS, LTD.
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
         (Name of Registrant as Specified In Its Charter)

 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
   (Name of Person(s) Filing Proxy Statement, if other than
              Registrant)
Payment of Filing Fee (Check the appropriate box):
[   ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
      14a-6(i)(2) or item 22(a)(2) of Schedule 14A.
[   ]$500 per each party to the controversy pursuant to Exchange
      Act Rule 14a-6(i)(3).
[   ]Fee computed on table below per Exchange Act Rules
      14a-6(i)(4) and 0-11.
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RICHARDSON ELECTRONICS, LTD.

40W267 Keslinger Road
LaFox, Illinois 60147

_____________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 7, 1997

To the Stockholders of Richardson Electronics, Ltd.

The Annual Meeting of Stockholders of Richardson Electronics,
Ltd., a Delaware corporation, will be held on Tuesday, October 7, 1997 at 3:15 P.M., Chicago time, at the offices of the Corporation, 40W267 Keslinger Road, LaFox, Illinois, for the following purposes:

1.   To elect ten directors;

2. To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the meeting, although only stockholders of record at the close of business as of August 20, 1997 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. If you would like directions to the location of the Annual Meeting, please contact the company at (630) 208-2371.

                              By order of the Board of Directors



                              EDWARD J. RICHARDSON
                              Chairman of the Board
                              and Chief Executive Officer
LaFox, Illinois
September 3, 1997


RICHARDSON ELECTRONICS, LTD.

                         PROXY STATEMENT

             INFORMATION CONCERNING THE SOLICITATION

The enclosed proxy is solicited by Richardson Electronics, Ltd.
(the "Company") whose principal executive offices are located at 40W267 Keslinger Road, LaFox, Illinois 60147, for use at the
Annual Meeting of Stockholders of the Company, to be held Tuesday, October 7, 1997 at 3:15 P.M., Chicago Time, at the offices of the
Company, 40W267 Keslinger Road, LaFox, Illinois. In addition to solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and regular employees by personal interview or telephone, telegram or similar means, and the Company will request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares which are held of record by them. The expense of all such solicitation, including printing and mailing, will be paid by the Company. Any proxy may be revoked at any time before its exercise, by written notice to the Secretary of the Company, by executing a subsequent proxy or by attending the meeting and electing to vote in person.
This Proxy Statement and accompanying proxy were first sent or given to stockholders on or about September 3, 1997.

Only stockholders of the Company of record at the close of business on August 20, 1997 are entitled to vote at the meeting or any adjournment thereof. As of that date there were outstanding
8,756,550 shares of Common Stock, par value $.05 per share, and 3,243,081 shares of Class B Common Stock, par value $.05 per share. Holders of Common Stock are entitled to one (1) vote per share and holders of Class B Common Stock are entitled to ten (10) votes per share on all matters voted upon at the meeting. The Common Stock and the Class B Common Stock will vote together as a single class on all proposals presented in this Proxy Statement. Outstanding shares of the Company, represented in person or by proxy, having a majority of the voting power shall constitute a quorum at the meeting and the affirmative vote of a majority of the voting power of the shares represented at the meeting is required to elect directors. With respect to the proposal to elect directors, stockholders may vote in favor of all nominees or withhold their votes as to all or specified nominees. If no direction is given on a proxy, the proxy will be voted FOR the election of all nominees listed. An abstention and broker non-vote will have the same effect as a negative vote. However, if a stockholder specifies that a proxy is being voted for less than all shares registered in the stockholder's name it will be counted as present for quorum purposes and voted only for the number of shares specified.

                      ELECTION OF DIRECTORS

A Board of ten directors will be elected to serve until the next annual meeting, or until their successors are elected and shall have qualified subject to their earlier resignation or removal as permitted by law. The proxies returned pursuant to this solicitation will be voted by the persons named therein for the election as directors of the persons named below under "Information Relating to Directors, Nominees and Executive Officers" as nominees for election as directors unless specifically directed to withhold authority in the proxy. Should any nominee be unable to accept the office of director (which is not presently anticipated), the persons named in the proxies will vote for the election of such other persons as they shall determine.


Information Relating to Directors, Nominees and Executive Officers
The following table sets forth the name, principal occupation and position and offices with the Company, age, and length of service of each of the directors, nominees for director and executive officers of the Company and ownership of Common Stock and Class B Common Stock of the Company (by number of shares and as a percentage of the total outstanding shares of each class and as a percentage of the total voting power of all outstanding voting shares combined) of each director and nominee and each executive officer named in the "Summary Compensation Table" below and of all executive officers and directors as a group. Because Class B Common Stock is convertible into Common Stock the number of shares listed as owned under the Common Stock column in the table also includes the number of shares listed under the Class B Common
Stock column. The information in the table has been furnished to the Company by the persons listed.

Name, Principal                                            Common Stock and Class B Common Stock
Occupation and                        Director                        Beneficially Owned
Company Position               Age     Since                         As of August 20, 1997

                                                                                                    Percent of
                                                                           Number of                Total Voting
                                               Number of                   Shares of                if Class
                                               Shares of        Percent    Class B      Percent     voting not
                                               Common (1)(2)    of Class   Common (2)   of Class    applicable (3)


Directors and Nominees for
Election as Director

Edward J. Richardson (4)(26)    55     1965     5,963,066(9)     49.89%     3,190,421    98.38%      84.18%
 Chairman of the Board
 and Chief Executive
 Officer of the Company

Scott Hodes (5)(6)(7)           60     1983        43,424(10)      *            3,712      *           *
 Partner, Ross & Hardies,
 Attorneys at Law, which firm provides
 legal services to the Company

Samuel Rubinovitz (4)(5)(7)(8)  67     1984        40,431(11)      *              825      *           *
 Management Consultant

Arnold R. Allen                 65     1986        76,223 (12)     *           37,393 (13) 1.14%
 Management Consultant

Kenneth J. Douglas (5)(6)       74     1987        46,344 (14)     *            1,347      *           *
 Chairman of the Board, West
 Suburban Hospital Medical Center

Jacques Bouyer (8)              69     1990        37,000 (15)     *                0      *           *
 Management Consultant

William J. Garry (27)           49     1994        34,512 (16)     *                0      *           *
 Vice President of Finance and
 Chief Financial Officer
 of the Company

Harold L. Purkey (6)            53     1994        17,000 (17)     *                0      *           *
 President
 Forum Capital Markets

Ad Ketelaars (8)                40     1996        57,000 (18)     *                0      *           *
 Chief Executive Officer
 EnerTel

Bruce W. Johnson(28)            56     1996
 President and Chief Operating Officer
 of the Company


Non-Director Executive Officers of
Company

Charles J. Acurio (29)          38     N.A.        65,828 (19)      *               *      *
 Vice President-Display Products Group

William G. Seils (30)           62     N.A.        70,276 (20)      *          247  *      *
 Senior Vice President,
 General Counsel and Secretary

Joseph C. Grill (31)            53     N.A.
 Vice President-Human
 Resources

Bart F. Petrini (32)            58     N.A.
 Vice President-Electron Device Group

Flint Cooper (33)               35     N.A.
 Executive Vice President-
 Security Systems Division

Robert Prince (34)              35     N.A.
 Vice President of Worldwide Sales
 Administration

Former Directors and Executive
Officers

Dennis R. Gandy (35)            54     N.A.         135,647(21)     1.53%     4,394(22)    *          *

Joel Levine (36)                44     N.A.           9,785(23)       *           0        *          *



Executive Officers and Directors
as a group (18 persons)                              6,725,654(24)  53.40%   3,238,339(25)  98.72%    87.07%



(*)  Less than 1%.

(1)  Includes the number of shares listed under the column
     "Number of Shares of Class B Common."

(2) Except as noted, beneficial ownership of each of the shares listed is comprised of either sole investment and sole voting power, or investment power and voting power that is shared with the spouse of the Director or officer, or voting power that is shared with the Trustees of the Company's Employees Stock Ownership Plan ("ESOP") with respect to shares identified as allocated to the individual's ESOP account.

(3)  Common Stock is entitled to one vote per share and Class B
     Common Stock is entitled to ten votes per share. Computation assumes that Class B Common Stock held or subject to acquisition pursuant to stock option is not converted.

(4)  Member of Executive Committee.

(5)  Member of Compensation/Stock Option Committee.

(6)  Member of Audit Committee.

(7)  Member of Directors' Executive Oversight Committee.

(8)  Member of Strategic Planning Committee.

(9) Includes 3,190,421 shares of Common Stock which would be issued upon conversion of Mr. Richardson's Class B Common Stock, 23,006 shares of Common Stock allocated to the account of Mr. Richardson under the ESOP and 804 shares of Common Stock which would be issued upon conversion of $17,000 principal amount of the Corporation's 7-1/4% Convertible Subordinated Debentures, and 4,611 shares of Common Stock which would be issued upon conversion of $83,000 principal amount of the Corporation's 8-1/4% Convertible Senior Subordinated Debentures owned by a Trust of which Mr. Richardson is a Co-Trustee and as such shares investment and voting power. Does not include 9,900 shares of Common Stock held by William G. Seils as custodian for Mr. Richardson's sons, Alexander and Nicholas, as to which Mr. Richardson disclaims beneficial ownership.

(10) Includes 3,712 shares of Common Stock which would be issued upon conversion of Mr. Hodes' Class B Common Stock. Also includes 35,000 shares of Common Stock to which Mr. Hodes holds stock options exercisable within 60 days.

(11) Includes 825 shares of Common Stock which would be issued upon conversion of Mr. Rubinovitz' Class B Common Stock. Also includes 35,000 shares of Common Stock to which Mr. Rubinovitz holds stock options exercisable within 60 days.

(12) Includes 37,393 shares of Common Stock to which Mr. Allen holds stock options exercisable within 60 days and an additional 37,393 shares of Common Stock which would be issued upon conversion of 37,393 shares of Class B Common Stock as to which he also holds stock options exercisable within 60 days.

(13) Includes 37,393 shares of Class B Common Stock as to which
     Mr. Allen holds stock options exercisable within 60 days.

(14) Includes 1,347 shares of Common Stock which would be issued upon conversion of Mr. Douglas' Class B Common Stock. Also includes 35,000 shares of Common Stock to which Mr. Douglas holds stock options exercisable within 60 days.

(15) Includes 35,000 shares of Common Stock to which Mr. Bouyer holds stock options exercisable within 60 days.

(16) Includes 22,000 shares of Common Stock to which Mr. Garry holds stock options exercisable within 60 days. Also includes 1,485 shares of Common Stock allocated to the account of Mr. Garry under the ESOP.

(17) Includes 15,000 shares of Common Stock as to which Mr.
     Purkey holds stock options exercisable within 60 days.

(18) Includes 57,000 shares of Common Stock as to which Mr.
     Ketelaars holds stock options exercisable within 60 days, provided however that 10,000 shares are subject to forfeiture should he leave prior to May 17, 1998, 2,400 shares are subject to forfeiture should he leave prior to August 23, 1997, 2,400 shares are subject to forfeiture if leaves prior to August 23, 1998, 2,400 shares are subject to forfeiture if he leaves prior to August 23, 1999 and 2,400 shares are subject to forfeiture if he leaves prior to August 23, 2000.

(19) Includes 60,500 shares of Common Stock as to which Mr.
     Acurio holds stock options exercisable within 60 days and 5,228 shares of Common Stock allocated to the account of Mr. Acurio under the ESOP.

(20) Includes 50,970 shares of Common Stock as to which Mr. Seils holds stock options exercisable within 60 days and 247 shares of Common Stock which would be issued on conversion of Mr. Seils' Class B Common Stock. Also includes 8,123 shares of Common Stock allocated to the account of Mr. Seils under the ESOP. Does not include shares held as custodian - see (9).

(21) Includes 4,394 shares of Common Stock which would be issued on conversion of Mr. Gandy's Class B Common Stock, 12,898 shares of Common Stock allocated to the account of Mr. Gandy under the ESOP and 402 shares of Common Stock which would be issued upon conversion of $8,500 principal amount of the Corporation's 7-1/4% Convertible Subordinated Debentures and 2,305 shares of Common Stock which would be issued upon conversion of $41,500 principal amount of the Corporation's 8-1/4% Convertible Senior Subordinated Debentures. Also includes 99,650 shares of Common Stock as to which Mr. Gandy holds stock options exercisable within 60 days. Does not include 742 shares of Common Stock held by Mr. Gandy as custodian for his sons, Jason and Scott Gandy, and 1,485 shares of Common Stock held by Mr. Gandy's wife, as to which Mr. Gandy disclaims beneficial ownership.

(22) Does not include 740 shares of Class B Common Stock held by
     Mr. Gandy as custodian for his sons, Jason and Scott, and 1,485 shares of Class B Common Stock held by Mr. Gandy's wife, as to which Mr. Gandy disclaims beneficial ownership.

(23) Includes 9,188 shares of Common Stock allocated to the account of Mr. Levine under the ESOP. Does not include 468 shares of Common Stock held by Mr. Levine's wife and 1,000 shares of Common Stock held by Mr. Levine as custodian for his son, Heath Levine, as to which Mr. Levine disclaims beneficial ownership.

(24) Does not include 11,642 shares of Common Stock held by certain members of such group as custodians under Uniform Gift to Minors Acts and 1,953 shares of Common Stock held by spouses of members of such group. Includes 3,200,946 shares of Common Stock which would be issuable on conversion of Class B Common Stock, 535,863 shares of Common Stock issuable upon options exercisable within 60 days, 37,393 shares of Common Stock which would be issuable on conversion of Class B Common Stock issuable upon options exercisable within 60 days, 1,206 shares of Common Stock which would be issued upon conversion of $25,500 principal amount of the Corporation's 7-1/4% Convertible Subordinated Debentures, and 6,916 shares of Common Stock which would be issued upon conversion of $124,500 principal amount of the Corporation's 8-1/4% Convertible Senior Subordinated Debentures. Includes 72,864 shares of Common Stock held in trust for the benefit of the Company's profit sharing trust and ESOP allocated to the accounts of all executive officers and directors as a group; such shares are ratably forfeitable in the event the officer leaves the employ of the Company prior to completing six years of service.

(25) Does not include 740 shares of Class B Common Stock held by certain members of such group as custodians under Uniform Gift to Minors Act or 1,485 shares of Class B Common Stock held by the spouse of a member of such group. Includes 37,393 shares of Class B Common Stock issuable upon exercise of options exercisable within 60 days.

(26) Mr. Richardson has been employed by the Company or its predecessor since 1961, holding several positions. He was Chairman, President and Chief Executive Officer of the Company for more than the last five years until November, 1996 when Mr. Johnson became President, and Mr. Richardson continued to hold the offices of Chairman and Chief Executive Officer thereafter.

(27) Mr. Garry was Vice President, Finance and Chief Financial
     Officer and a director of GEO International Corporation of Chicago, Illinois for more than five years before he joined the Company in his present position in June, 1994. GEO International Corporation filed a Voluntary Petition for Bankruptcy Protection October 25, 1993 in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Chapter 11, No. 93 B 22353 and emerged from bankruptcy under a plan of reorganization effective May 12, 1995.

(28) Before joining the Company in his present position in November 1996, Mr. Johnson was President of Premier Industrial Corporation, a New York Stock Exchange listed company which was acquired by Farnell Ltd. in April 1996. From January 1992 through January 1996, and for more than five years prior thereto he was Executive Vice President of Premier. Premier is a full service business to business supplier of electronic components for industrial and consumer products, essential maintenance and repair products for industrial, commercial and institutional applications, and manufacturer of high-performance fire-fighting equipment.

(29) Mr. Acurio has been employed by the Company since 1988 holding the titles of CRT Division Manager and Display Products Group Strategic Business Unit Manager and has held the executive officer position of Vice President-Display Products Group since April, 1993.

(30) Mr. Seils has served in the executive officer position of Senior Vice President since January, 1992 and General Counsel and Secretary since May, 1986.

(31) Mr. Grill has served as an officer of the Company since 1987 and became an executive officer in the position of Vice
     President-Corporate Administration in 1992. In 1994 his title was changed to Vice President, Human Resources.

(32) Mr. Petrini joined the Company in his present executive officer position in April, 1994. Prior thereto he was a consultant with Petrini, Frank & Co. since June, 1989.

(33) Mr. Cooper joined the Company in November, 1994 in his present executive officer position. Prior thereto he was Director of CCTV Sales with Arius, Inc. since 1991 and Purchasing Agent at ADT Security Systems, a distributor of electronic security equipment, from 1988 to 1991.

(34) Mr. Prince has served in the executive officer position of Vice President of Worldwide Sales Administration since November 1996 and was Vice President of Sales since October, 1992.

(35) Mr. Gandy had been employed by the Company or its predecessor since 1972 holding several positions. He had held the position of Executive Vice President since 1981. In May 1994 his title was changed to Executive Vice President of Corporate Development. Mr. Gandy terminated his position as an executive officer as of February 28, 1997.

(36) Mr. Levine had served as an officer of the Company or its predecessor or subsidiary since 1983. He held the position of Senior Vice President since 1992. Mr. Levine terminated his employment with the Company in June 1997.


Each nominee's and executive officer's principal occupation and employment for the last five years has been as listed in the table or footnotes thereto, except as follows:

     Mr. Allen retired as President of the Company effective September 1, 1989. Since his retirement Mr. Allen has been a management consultant and has been a consultant to the Company. He served as Chairman of the Strategic Planning Committee of the Company's Board of Directors from April, 1991 until April, 1992. He is now serving as a consultant to the Company.

     Mr. Hodes is a partner at the law firm of Ross & Hardies, which firm provides legal services to the Company.

     Mr. Rubinovitz was Executive Vice President of EG&G, Inc., a diversified manufacturer of instruments and components, from April, 1989 until his retirement in January, 1994. He now serves the Company as a consultant.

     Mr. Douglas was Vice Chairman of Dean Foods Company for the period from December, 1988 to September, 1992, when he retired. Prior to becoming Vice Chairman, he served as Chairman of Dean Foods for many years. He is now the Chairman of the Board of West Suburban Hospital Medical Center.

     Mr. Bouyer served as Chairman of the Board of Philips
     Composants of Paris, France, engaged in the manufacture and sale of electronic components and a subsidiary of N.V. Philips of The Netherlands, from April 1, 1990 until January 1, 1994 when he became Honorary Chairman of the Board and a director until December 31, 1995. Mr. Bouyer is also currently Vice Chairman of the BIPE Institute for Economic and Market Research and a consultant in business strategies and management. Mr. Bouyer is serving the Company as an independent management consultant principally with respect to European matters.

     Mr. Purkey became President of Forum Capital Markets in May,
     1997 and was Senior Managing Director of such company from May, 1994. For more than five years prior thereto he was employed by Smith Barney Shearson, holding the position of Senior Managing Director and Manager of the Convertible Bond Department from July, 1990 to February, 1994.

     Mr. Ketelaars was General Manager of Philips Printed Circuit
     Boards since 1988 and Product Group Manager Professional Tubes Philips Components since 1987. He joined the Company in the executive officer position of Vice President and Managing Director of Europe in May, 1993 and resigned from that position effective May 31, 1996 to become Chief Executive Officer of EnerTel, a new telecommunications company established by Dutch Electric Utility Companies and CATV Companies.
     He was elected to the Board of Directors on April 10, 1996 and continues to serve the Company as an employee of certain foreign subsidiaries.

Executive officers serve for a term until their respective resignation, death or removal.

Board and Committee meetings
During the last fiscal year, the Company's Board of Directors held 6 meetings. Each Director attended at least 75% of the aggregate number of such meetings, and meetings of the Committee(s) on which he served.

The Board's Executive Committee did not meet during the last fiscal year, but acted on 1 occasion by unanimous written consent. The Executive Committee, during the interval between meetings of the Board of Directors, may exercise all authority of the Board in the management of the Company, except as otherwise provided in the Company's By-laws or by applicable law.

The Board's Audit Committee held 4 meetings in the last fiscal year. It meets for the purpose of reviewing and making recommendations regarding the engagement of an independent accounting firm for the Company; the scope of the independent accountants' audit procedures; the adequacy and implementation of internal controls; and such other matters relating to the Company's financial affairs and accounts as it deems desirable or in the best interest of the Company.

The Board's Directors' Executive Oversight Committee held 4 meetings in the last fiscal year. It is charged with monitoring the Company's Government contracting activities and compliance with its Code of Conduct, and policies on ethical business practices and reporting on the same.

The Board's Compensation/Stock Option Committee held 4 meetings in the last fiscal year. It is responsible for reviewing and establishing the compensation policy and guidelines for executive officers and the compensation of the chief executive officer and administers the Company's Incentive Stock Option Plan, Incentive Compensation Plan, 1994 Incentive Compensation Plan, 1996 Incentive Compensation Plan, Stock Purchase Plan and 1996 Stock Purchase Plan, including determining the employees to whom stock options, awards or cash bonuses are granted, the number of shares subject to each option or award, and the date or dates upon which each option or award may be exercised.

The Board's Strategic Planning Committee which is responsible for developing and reviewing long term strategic plans for the Company met 3 times in the last fiscal year.

The Company has no standing Nominating Committee or committee performing a similar function.


Directors Compensation
Directors who are not Company employees receive a quarterly fee of $3,000 and a fee of $500 for each Board or Committee meeting attended, plus travel expenses. In addition each current "Non-Employee Director" has received a grant of options to acquire 25,000 shares of the Company's Common Stock at exercise prices ranging from $5.25 to $12.875 per share (the fair market value on the date of grant) under the Company's Stock Option Plan for Non-Employee Directors ("Directors' Plan"). In addition, each current Non-Employee Director, in April 1996, other than Mr. Purkey, received a grant of an option to acquire an additional 5,000 shares of the Company's Common Stock at an exercise price of $10.8125 per share (the fair market value on the date of grant) and, in April 1997, an additional 5,000 shares of the Company's Common Stock at an exercise price of $7.375 per share (the fair market value on the date of grant) under the Company's 1996 Stock Option Plan for Non-Employee Directors ("1996 Directors' Plan"). Under the Directors' Plan and the 1996 Directors' Plan, options are granted to any director of the Company who is not an officer or employee of the Company or any of its subsidiaries or affiliates and who has not been such for a period of one year prior to his first being elected to the Board ("Non-Employee Director"). Options issued under the Directors' Plan and 1996 Directors' Plan are intended to be non-qualified stock options, not entitled to special tax treatment under Section 422A of the Internal Revenue Code of 1986, as amended, from time to time. The Directors' Plan and the 1996 Directors' Plan are administered by the Board of Directors of the Company which has the sole responsibility for construing and interpreting said Plans. Each option granted is evidenced by an option agreement between the optionee and the Company and, subject to the provisions of the Directors' Plan or the 1996 Directors' Plan, contains such terms and conditions as may be approved by the Board. The purchase price of each share that may be purchased upon exercise of an option is the fair market value of the share on the date the option is granted. These options are exercisable for a period of approximately ten years. Under the Directors' Plan, any new "Non-Employee Director" elected or appointed was granted an option to purchase 25,000 shares of the Company's Common Stock on the date such director took office. All options granted under the Directors' Plan vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on each anniversary of the grant date.
The Directors' Plan was terminated with respect to future grants on April 10, 1996. Under the 1996 Directors' Plan, any new non-employee director elected or appointed after April 30, 1996 is granted an option to purchase 25,000 shares of the Company's Common Stock on the date such director takes office. All such options granted to new non-employee directors vest over a five-year period from the date of grant with 20% of the option shares becoming first exercisable on the anniversary of the grant date. On each April 30 (after April 30, 1996) which is on or after the fifth anniversary of a non-employee director's initial election as a director, such director is granted an additional option for 5,000 shares (subject to adjustment). Unless earlier terminated by the Board, the 1996 Directors' Plan shall terminate on June 1,
2006. The Directors' Plan and the 1996 Directors' Plan provide, among other things, that the option of any optionee, whose status as a director terminates because of retirement, or removal from the Board within one year after a change of control (as defined in the Directors' Plan and 1996 Directors' Plan), shall become fully exercisable with respect to all shares covered thereby and not previously purchased upon exercise of the option and shall remain fully exercisable until the option expires by its terms. Messrs. Allen, Bouyer and Rubinovitz are serving as consultants to the Company and received $14,000, $40,000 and $40,000, respectively, for such services in fiscal 1997. Mr. Allen also has non-qualified stock options for 37,393 shares of Common Stock and 37,393 shares of Class B
Common Stock at exercise prices ranging from $8 per share to $12.95 per share. Mr. Purkey is President and a principal of Forum Capital Markets, which firm acted as financial advisor to the Company in connection with the Company's Offer to Exchange $40,000,000 of its 8-1/4% Convertible Senior Subordinated Debentures due June 15, 2006 for a like amount of its outstanding 7-1/4% Convertible Subordinated Debentures due December 15, 2006 effected as of February 18, 1997. Forum Capital received a fee of $200,000 and expenses for its services as such financial advisor.



Affiliations
There is no family relationship between any director and any other director or nominee for director or executive officer of the Company. No nominee or director is a director of any other public company, except Mr. Rubinovitz is a director of KLA Instruments, Inc., Kronos, Inc., and LTX Corporation, Mr. Douglas is a director of Andrew Corporation, and Mr. Bouyer is a director of LTX Corporation.



     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the
Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and NASDAQ. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during fiscal 1997 all Section 16(a) filing requirements applicable to its executive officers,directors and greater than ten percent beneficial owners were complied with on a timely basis.



                      PRINCIPAL STOCKHOLDERS

As of August 20, 1997, no person or firm owned of record, and, so far as it is known to the Company, no person or firm owned beneficially 5% or more of the outstanding Common Stock or Class B Common Stock of the Company, except for:

  (i) Edward J. Richardson whose ownership of Common Stock and Class B Common Stock is set forth above in the table under the caption "Election of Directors - Information Relating to Directors, Nominees and Executive Officers"; and

 (ii)     Royce & Associates, Inc., Royce Management Company and
          Charles M. Royce, controlling person of Royce & Associates, Inc. and Royce Management are deemed the beneficial owners of 1,004,278 shares held by Royce & Associates, Inc. and Royce Management Company (11.47%). Royce & Associates, Inc. and Royce Management Company are registered investment advisers.




                      EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for the Company's chief executive officer and the four highest paid executive officers and one additional individual who would have otherwise been included except for the fact that he was not serving as an executive officer at the end of fiscal 1997 (named executives), as well as the total compensation paid to each such individual for the Company's two prior fiscal years:


                              Summary Compensation Table

                                                                               Long-Term Compensation
                                                                           -----------------------------------
                                            Annual Compensation                      Awards           Payouts
                                     ---------------------------------     ----------------------    ---------
                                                               Other                                   Long-          All
                                                               Annual      Restricted    Stock          Term         Other
          Name and                                            Compen-        Stock      Options/     Incentive      Compen-
     Principal Position       Year     Salary      Bonus      sation <F1>    Awards       SARs        Payouts      sation <F2>
---------------------------   ----   ---------   ---------   ---------     ---------   ---------     ---------     ---------

Edward J. Richardson          1997    $374,783          $-          $-             -           -            $-        $7,263
 Chairman and CEO             1996     361,783     162,220           -             -           -             -         7,998
                              1995     362,461      95,620           -             -           -             -         6,238

Joel Levine <F3>              1997     202,220      73,232           -        10,000           -             -         7,263
 Senior Vice President        1996     196,419     117,375           -             -      15,000             -         7,998
                              1995     196,076      95,705           -             -      15,000             -         6,238

Dennis R. Gandy <F4>          1997     206,173      43,359           -             -           -             -         7,263
 Executive Vice President     1996     224,825     122,322           -             -      10,000             -         7,998
 and Assistant Secretary      1995     224,699     116,282           -             -      10,000             -         6,238

William G. Seils              1997     172,056      75,950           -             -      10,000             -         7,263
 Senior Vice President,       1996     172,056      98,873           -             -      10,000             -         7,998
 General Counsel and          1995     171,960      88,990           -             -      10,000             -         6,238
 Secretary

William J. Garry              1997     169,855      58,226           -             -      10,000             -         7,263
 Vice President, Finance      1996     168,173      84,226           -             -      10,000             -         7,998
 and Chief Financial Officer  1995     161,192      60,447           -             -      15,000             -         6,238

Charles J. Acurio             1997     154,067      54,860           -             -      15,000             -         7,263
 Vice President,              1996     150,000     182,302           -             -      15,000             -         7,998
 Display Product Group        1995     146,683     126,596           -             -      15,000             -         6,238



<F1> While officers enjoy certain perquisites, such perquisites do not exceed the lesser of $50,000 or 10% of such officer's salary and bonus.
<F2> These amounts represent the Company's discretionary and 401(k)
     matching contributions to the Company's Profit Sharing Plan.
<F3> Terminated his employment with the Company in June 1997. The restricted stock award issued to Mr. Levine in fiscal 1997 was subsequently cancelled when he terminated his employment with the Company.
<F4> Terminated his position as an executive officer as of February 28, 1997.
     In January 1997 Mr. Gandy entered into an employment agreement with the Company which provided that effective as of February 28, 1997, Mr. Gandy's position with the Company as an executive officer would terminate and he would continue as an employee of the Company with limited duties and responsibilities for a period of 5 years for total payments of $144,000 per year.


The following table sets forth certain information concerning
Options granted during fiscal 1997 to the named executives:


                           OPTION / SAR GRANTS IN LAST FISCAL YEAR
                                         % of Total
                                           Options      Exercise                       Fair
                             Options     Granted to      or Base                      Value
                             Granted      Employees       Price      Expiration      at Grant
          Name              <F1> <F2>      in FY97       ($/sh)         Date           Date
-----------------------    ----------    ----------    ----------    ----------    ----------
Edward J. Richardson               -             -           $ -             -           $ -
Joel Levine                        -             -             -             -             -
Dennis R. Gandy               10,000           3.5%        8.000       10/02/06       31,700
William G. Seils              10,000           3.5%        8.000       10/02/06       31,700
William J. Garry              10,000           3.5%        8.000       10/02/06       31,700
Charles J. Acurio             15,000           5.2%        8.000       10/02/06       47,550

<F1> Options granted  become exercisable in annual increments of 20%, beginning October 2, 1997.
<F2> Options granted under the option plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment with the Company, except under certain circumstances.
<F3> The fair value of the option at the grant date was calculated using the
     Black-Scholes option-pricing model, using the following assumptions:
     $.16 annual dividend per share, expected annual standard deviation of stock price of 40%, and a risk-free rate of 5.2%.


The following table summarizes options exercised during fiscal year 1997 and presents the value of the unexercised options held by the named executives at fiscal year end:


                       AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR END
                                 AND FISCAL YEAR END OPTION / SAR VALUES
                                             At May 31, 1997
                                                      Number of Unexercised      Value of Unexercised,
                                Options Exercised        Options held at          In-the-money options
                            ---------------------        Fiscal Year end         at Fiscal Year end <F1>
                             Shares       Value      -----------------------    -----------------------
          Name              Acquired    Realized     Exercisable  Unexercisable Exercisable  Unexercisable
------------------------    ---------   ---------    ----------   ----------    ----------   ----------
Edward J. Richardson               -           -      $        -   $        -    $        -   $        -
Joel Levine                        -           -        62,379       12,000        77,493       13,500
Dennis R. Gandy                    -           -        95,650       18,000       102,913       11,500
William G. Seils                   -           -        46,970       18,000        52,243       11,500
William J. Garry               5,000      29,063        17,000       33,000        69,750       79,000
Charles J. Acurio                  -           -        54,500       27,000       118,750       17,250



<F1> Represents the difference between $8.25 per share (the closing price of the Company's common stock on May 30, 1997) and the exercise price of the options.


Compensation Committee Interlocks and Insider Participation
Edward J. Richardson, Chief Executive Officer of the Company, served on the Stock Option Committee until it was combined with the Compensation Committee on July 14, 1993 and participated in determining the compensation of other executive officers for fiscal 1997. The Company leases warehouse facilities in Franklin Park, Illinois from a trust, of which Edward J. Richardson is the principal beneficiary, for a term expiring in 1999. Under the terms of this net lease, the Company is obligated to make rental payments of $68,705 per year during the term of the lease.
In the opinion of management, the lease is on terms no less favorable to the Company than similar leases which would be available from unrelated third parties.


Report on Executive Compensation
Traditionally, the Company's executive officers' compensation has been determined by the Company's Chief Executive Officer due to the relatively small number of other executive officers and the Chief Executive Officer's personal knowledge of the relative performance and responsibilities of each executive officer. Compensation for the Company's executive officers, other than the Chief Executive Officer, for the fiscal year ended May 31, 1997 was established in this manner, except for long-term incentive compensation in the form of stock option grants which was established by the Compensation/Stock Option Committee. The compensation for the Company's Chief Executive Officer for fiscal 1997 was determined pursuant to a formula set by the Board of Directors in 1983, prior to the effective date of the Securities and Exchange Commission rules mandating disclosure of bases for such compensation, at a fixed base salary of $250,000, adjusted annually on each June 1 for changes in the cost of living, and a bonus equal to 2% of the Company's after tax profits. Because of the special charge and reserves taken in the 3rd quarter of fiscal 1997, Mr. Richardson received no bonus for the year. The Company expects that the Chief Executive Officer will continue to set compensation for the Company's other executive officers with the advice and guidance of the Compensation/ Stock Option Committee of the Board of Directors and the Company's President, Bruce W. Johnson, with respect to other executive officers, that the Compensation/Stock Option Committee will determine the granting of options, and that the Chief Executive Officer's compensation will be set by the Compensation/Stock Option Committee.

Bruce W. Johnson became the Company's President and Chief Operating Officer on November 12, 1997 pursuant to an agreement dated as of November
7, 1997, which provides for an annual base salary of $300,000, subject to adjustment in certain circumstances, and a bonus if the Company's earnings per share for the year exceeds its earnings per share for the prior fiscal year with the amount of such bonus, if any, determined by the Company's actual earnings per share performance in relation to the Company's budgeted earnings per share for the year. Mr. Johnson also received an option under the Company's Employee's 1996 Incentive Compensation Plan for 50,000 shares at an exercise price of $7 per share (the fair market value on the grant date) vesting at the rate of 10,000 shares per year on each anniversary date of the grant. The agreement also provides for payments to Mr. Johnson for one year equal to his salary and bonus and other employee benefits if his employment is terminated under certain circumstances, including, without cause or from a change-in-control, or a breach by the Company.

Individual compensation has been established to maintain equitable internal relationships taking into account the responsibilities, experience, seniority, and work performance of the individual executive, the overall performance of the Company and the unit or area of responsibility of the executive, and the strategic objectives and budget considerations of the Company. The relative weight given to each of these factors varies from individual to individual and from year to year. Increases in executive officers' base salaries for the year ended May 31, 1997 ranged from 0% to 3%, and increases ranging from 0% to 8.29% in base salaries of executive officers are being made for the year ending May 31, 1998.

A significant portion of each executive officer's compensation is in the form of a bonus (in fiscal 1997 it was budgeted to be from 50 to 60% of base compensation depending on the executive) which is performance-related. Bonuses are designed to reward executives for achieving and exceeding Company performance goals and/or individual performance goals. Bonuses or portions thereof, in fiscal 1997, were based upon targeted levels of the Company's earnings and were paid at 65% of the target bonus adjusted for unusual events such as the 3rd quarter special charge and reserve. For bonuses or portions thereof based upon individual performance, the performance criteria or goals varied with each executive as set by the chief executive officer in his annual review with the executive. For example, an executive responsible for a business unit may receive a bonus or a portion thereof based upon the business unit meeting its financial goals while an executive in charge of other functions may receive a bonus or portion thereof based upon his achieving individual performance objectives which are generally subjective, established specifically for him by the Chief Executive Officer. For the fiscal year ended May 31, 1997 such individual performance bonuses or portions thereof were paid at percentages of target, ranging from 25% to 90%. Financial measures (e.g. earnings per share, return on invested capital, gross margin) and targets for each executive officer are set at the beginning of the fiscal year by the Chief Executive Officer, or of the Chief Operating Officer and reviewed by the Chief Executive Officer, although discretionary adjustments are possible should unforeseen events occur.

Salary levels, bonus criteria and performance objectives for the Company's executive officers are examined each year to take into account factors discussed above and other additional factors believed appropriate at the time. Executive compensation structures and levels for each year's targeted overall Company and individual performance goals are determined following regular structured annual reviews of each executive officer conducted by the Chief Executive Officer and/or Chief Operating Officer. Target performance levels take into account historic patterns of Company performance and strategic objectives.

Individual stock option grants in fiscal 1997 were determined giving consideration to the factors discussed above and previous option grants and to give the executive officers additional incentive to improve the overall performance of the Company. This resulted in total options granted to executive officers in fiscal 1997 being increased 33,000 shares from the prior year grant of 102,000. Such grants included first-time options awarded to one new executive officer hired in fiscal 1997. Options granted in fiscal 1997 to two continuing executive officers were increased a total of 10,000 shares, and the rest remained the same. The Chief Executive Officer is not eligible for option grants.

In addition all executive officers, including the Chief Executive
Officer, participate in broad based benefits generally available to all U.S. employees of the Company, such as medical, dental, disability, life insurance, profit sharing (which includes a 401(k) feature), employees stock ownership and employees stock purchase plans.

The Omnibus Budget Reconciliation Act of 1993 (the "Act") amended the Internal Revenue Code, section 162(m), to limit deductibility for the Company for income tax purposes of compensation paid to the Chief Executive Officer and the 4 other highest paid executive officers to $1 million per year, per person, subject to certain exceptions. The Company does not currently have any executive exceeding that limitation. If at a future date it appears likely that such limitation may be exceeded, the Committee will consider recommending restructuring of executive compensation programs in light of the requirements of the Act and the regulations that may be promulgated thereunder to permit them to meet the exceptions to the limitation so such compensation may continue to be deductible.

Kenneth J. Douglas                 Edward J. Richardson
Scott Hodes
Samuel Rubinovitz



The following graph sets forth the cumulative total stockholder return (assuming reinvestment of dividends) to the Company's stockholders during the five-year period ended May 31, 1997, as well as an broad equity market index (NASDAQ Stock Market (US & Foreign) Index) and a published industry index (NASDAQ Electronic Component Stock Index). All three indices reflect the value of an investment of $100 made on June 1, 1992.



                          PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total return among Richardson
Electronics Stock Index, NASDAQ Composite Index, and NASDAQ Electronic Components Index

Measurement Period       REL       NASDAQ         Elec Comp
(Fiscal Year Covered)

Measurement Pt 6/1/92    100        100           100

FYE 5/31/93              111        121           180
FYE 5/31/94               60        127           211
FYE 5/31/95               99        150           361
FYE 5/31/96              137        217           473
FYE 5/31/97              111        243           746


         RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS
The Company's independent public accountants for the current year are Ernst & Young LLP who have been the Company's independent accountants since December, 1981. A representative of Ernst & Young LLP is expected to be present at the meeting, with the opportunity to make a statement if such representative desires to do so, and such representative is expected to be available to respond to appropriate questions from stockholders.

                          ANNUAL REPORT
The Company's Annual Report to Stockholders for the year ended
May 31, 1997, including financial statements accompanies this Proxy Statement. However, no action is proposed to be taken at the meeting with respect to the Annual Report, and it is not to be considered as constituting any part of the proxy soliciting material.

                      STOCKHOLDER PROPOSALS
From time to time stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at a meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 stockholders' meeting must be received by the Company no later than May 6, 1998. Any such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                          OTHER MATTERS
The management knows of no other business likely to be brought before the meeting. If other matters do come before the meeting, the persons named in the form of proxy or their substitute will vote said proxy according to their best judgment.

A COPY OF THE COMPANY'S 1997 10-K REPORT IS AVAILABLE WITHOUT
CHARGE TO STOCKHOLDERS UPON WRITTEN REQUEST TO INVESTOR RELATIONS
DEPARTMENT, RICHARDSON ELECTRONICS, LTD., 40W267 KESLINGER ROAD,
LAFOX, IL 60147.

                              By order of the Board of Directors


                              EDWARD J. RICHARDSON
September 3, 1997             Chairman of the Board and Chief
                              Executive Officer


RICHARDSON ELECTRONICS, LTD.                           PROXY
40W267 Keslinger Road
LaFox, Illinois 60147

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Edward J. Richardson and William
G. Seils as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Richardson Electronics, Ltd. held of record by the undersigned on August 20, 1997 at the Annual Meeting of stockholders to be held on October 7, 1997 or any adjournment thereof.

1.   ELECTION OF DIRECTORS
[__]  FOR ALL nominees listed below  [__]  WITHHOLD AUTHORITY
                                           (except as marked to the
                                             contrary below)
to vote for all nominees listed below

     Edward J. Richardson, Scott Hodes, Samuel Rubinovitz,
     Arnold R. Allen, Kenneth J. Douglas, Jacques Bouyer,
     William J. Garry, Harold L. Purkey, Ad Ketelaars,
     Bruce W. Johnson

     INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below:




2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposal 1.

Please sign exactly as name appears below. For joint tenants, all tenants should sign. If signing for an estate, trust, corporation, partnership or other entity, title or capacity should be stated. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                         DATED:                             1997


                         Signature

                         _______________________________________
                         Signature if held jointly